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Exhibit 15.2

Consent of independent auditors

        We consent to the use of our report dated 26 June, 2018, included in this Form 20-F/A Amendment No. 1 to the Annual Report on Form 20-F of Brookfield Business Partners L.P. for the year ended December 31, 2017, with respect to the consolidated financial statements of Quadrant Energy Holdings Pty Ltd, included in the Brookfield Business Partners L.P. Annual Report on Form 20-F/A for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Ernst & Young
Perth, Australia
June 28, 2018

A member firm of Ernst & Young Global Limited
Liability limited by a scheme approved under Professional Standards Legislation

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  Exhibit 15.2
Consent of independent auditors